Exhibit 99.2

[Florida Rock Logo]

                  FLORIDA ROCK INDUSTRIES, INC/NEWS

Contact:  James J. Gilstrap
          Vice President, Treasurer & CFO                 904/355/1781, Ext. 263

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FLORIDA ROCK INDUSTRIES, INC. COMPLETES ACQUISITION OF HARPER BROS., INC.

Jacksonville, Florida; June 1, 1999 - Florida Rock Industries, Inc. (NYSE-FRK) FLORIDA ROCK INDUSTRIES, INC. ("Company") today announced that it has completed the purchase of all the outstanding common stock of Harper Bros., Inc., an aggregate mining and highway and heavy construction company located in Fort Myers, Florida for $87,000,000 in cash. The purchase price is subject to certain post-closing adjustments related to working capital. The Company financed this transaction with its $75 million revolving credit facility and short term lines of credit. Florida Rock did not assume any long-term debt of Harper Bros. as part of the transaction.

The Company is under a six month consent order with the Department of Justice to divest Florida Rock's existing Fort Myers Alico Road quarry lease and plant operation as well as Harper Bros., Inc.'s Palmdale sand mine lease and plant operation located in adjacent Glades County, Florida. The Company is in discussions with a buyer for the highway and heavy construction operations of Harper Bros., Inc.

Harper Bros., Inc. is a leading supplier of aggregates in southwest Florida and has substantially completed the process of doubling the size of its existing aggregates finishing plant. The transaction, net of divestitures, adds in excess of 120 million tons of permitted aggregate reserves to the Company's existing adjacent reserves.

Commenting on the transaction, John D. Baker II, President and Chief Executive Officer of Florida Rock Industries, Inc. stated, "The acquisition of Harper Bros., Inc. represents a significant strategic move by the Company assuring our ability to compete in Southwest Florida for the long-term."

Florida Rock Industries, Inc. is the nation's fifth largest producer of construction aggregates and a leading provider of concrete and concrete producer in the Southwestern and Mid-Atlantic States.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory, climatic, pricing, energy costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.